Exhibit 4.36
SALE AGREEMENT

Made and entered into at Tel Aviv on the 2nd day of August 2007

Between:

ELDAR GIL & MAHONEY ASSETS LTD.
a company duly-registered in Israel
Priv. Co. 51-320993-2
of 7 Menahem Begin Street, Ramat Gan
(hereinafter: “the Seller”)

of the one part;

And:

KFAR HASHA’ASHUIM CENTRAL WAREHOUSE LTD.
a company duly-registered in Israel
Priv. Co./Publ. Co. 51-188490-0
of Kibbutz Nir Eliyahu, D.N. Sharon Tichon
(“the Purchaser”)

of the other part

WHEREAS:
Naaman Porcelain Ltd., Publ. Co. 52-004438-9 (“the Company”) is a public company whose securities include: (a) ordinary shares of NIS 1 par value each and (b) Debentures (Series A) convertible into ordinary shares of NIS 1 par value each, and (c) Warrants (Series 2) exercisable for ordinary shares of NIS 1 par value each, all of which are traded on the Tel Aviv Stock Exchange Ltd.; and

WHEREAS:
The Seller declares that at the date of signing of this Agreement it is the owner of the securities of the Seller and at the date of closing it will be the owner of the shares sold and of the warrants sold, and at the date of closing it will transfer control (as defined in the Securities Law) in the Company to the Purchaser against payment of the consideration in accordance with this Agreement; and

WHEREAS:
The Seller declares that simultaneous with its signing this Agreement it has entered into a legally binding agreement with the other shareholders for acquisition of the shares of the other shareholders, and the other shareholders have undertaken directly to the Purchaser to sell and transfer the shares of the other shareholders to the Seller in a manner whereby at the date of closing the Seller will be the owner of the shares sold (confirmation by the shareholders is attached to this Agreement as Appendix D), subject to payment of the consideration by the Purchaser; and

WHEREAS:
The Seller wishes to sell and transfer control in the Company to the Purchaser by way of the purchase of the shares sold and the warrants sold, and the Purchaser wishes to purchase and receive transfer from the Seller of control in the Company by way of purchasing the shares sold and the warrants sold, all on the conditions and subject to the provisions of this Agreement; and

WHEREAS:
The parties wish to stipulate and entrench in the scope of the provisions of this Agreement the legal relationship between them in connection with the transaction for the sale of the shares sold, as also of the warrants sold, all under the terms and conditions and subject to the provisions of this Agreement;

Now therefore it is agreed, declared and stipulated by the parties as follows:

1.	Preamble and interpretation

1.1	The preamble and the appendices to this Agreement constitute an integral part hereof.

1.2
The division of this Agreement into clauses and the insertion of headings to the clauses have been done as place-finders and for sake of convenience only and no use shall be made thereof for purposes of the interpretation of this Agreement.

1.3	In this Agreement words appearing in the singular shall also include the plural, and vice versa, as the case may be, unless otherwise expressly stated.

2.	Definitions

In this Agreement each of the terms mentioned below will have the meaning set opposite it, unless the context necessitates a different meaning:

“Convertible debentures of the Company”:
NIS 14,205,760 par value Debentures (Series A) which were issued by the Company pursuant to a prospectus dated May 30, 2005. The debentures are convertible at a conversion rate of NIS 9.72 par value Debentures (Series A) for each ordinary share of NIS 1 par value of the Company.

“Material non-conformity”:	1.
A non-conformity in the equity capital reflected in the financial statements in a sum exceeding NIS 2,000,000. It is clarified and agreed as exclusive exceptions to what is stated at the head of this definition that adjustments that may be required by virtue of the due diligence examination in connection with (ii) the appraisal of value of Malibu Ltd.; (iii) liabilities of the Mayo family (as defined below) will not be included in the scope of the amount, of two million new shekels as aforesaid, and/or

	2.	Tax exposure to a high degree of certainty, in the opinion of the arbiter, in an amount for payment to the tax authorities which exceeds NIS 3.25 (three and a quarter) million.

“Non-material non-conformity”:	1.
A non-conformity in the equity capital reflected in the financial statements in a sum lower than NIS 2,000,000. It is clarified and agreed as exclusive exceptions to what is stated at the head of this definition that adjustments that may be required by virtue of the due diligence examination in connection with (ii) the appraisal of value of Malibu Ltd.; (iii) liabilities of the Mayo family (as defined below) will not be included in the scope of the amount, of two million new shekels as aforesaid, and/or

	2.	Tax exposure to a high degree of certainty, in the opinion of the arbiter, in an amount for payment to the tax authorities of less than NIS 3.25 (three and a quarter) million.

“Stock Exchange”:	The Tel Aviv Stock Exchange Ltd.

“The regulatory approvals”:
An approval from the Commissioner of Restrictive Trade Practices for a “merger of companies” pursuant to the provisions of the Restricted Trade Practices Law, 5748-1988 (hereinafter: “the Commissioner’s Approval”), and any other permit or approval of any other competent authority, if and to the extent that it is required according to the provisions of any law for purposes of implementing the sale transactions of the shares sold as well as of the options sold.

“The financial statements”:
The audited annual financial statements of the Company and the consolidated financial statements as at December 31, 2006 and the quarterly reviewed and unaudited reports of the Company and the consolidated financial statements as at March 31, 2007 and as at June 30, 2007. The financial statements are attached to this Agreement as Appendices A(1), A(2) and A(3). The financial statements as at June 30, 2007 will be attached on the date of closing.

“The existing capital of the Company”:	The issued and paid-up share capital of the Company as at the date of signing of this Agreement, namely: 7,900,908 ordinary shares of NIS 1 par value of the Company.

“The Company’s capital on the basis of a full dilution”:
The issued and paid-up share capital of the Company immediately after conversion of all the convertible debentures of the Company series A (if same are converted) and after exercise of all the warrants of the Company (if same are exercised), including taking cognizance of distributions which are mentioned in Clause 7.1 of the Agreement, in other words: the Company’s capital on the basis of a full dilution, including the existing capital of the Company plus all the shares that will be created as a result of the conversion of all the convertible debentures of the Company and exercise of all the warrants of the Company. For the sake of illustration, as at the date of signing of this Agreement, the Company’s capital on the basis of a full dilution is 9,813,512.9 shares of the Company.

“Obligations of the Mayo family”:
Severance pay obligations according to law (over and above the moneys that have accumulated in the managers insurance in respect of the severance pay component, as stated in Clause 15.8 of the employment agreements dated April 18, 2005 between the Company and Israel (Ben Avraham) Mayo and Israel Mayo (Ben Itzhak), which do not receive full expression in the financial statements.

“The mediator”:
An attorney whose identity will be determined with the written consent of the parties up to the date of closing, and in the absence of such agreement his identity will be determined by the Tel Aviv District Court.

“The index”:
The price index known by the name of “the Consumer Price Index” (the general index) including fruit and vegetables, which is published by the Central Bureau of Statistics and including such index even if it is published by another official body or institution, and including any official index that may come in its stead, whether or not it is structured on the same data as the data on which the existing index is structured.

“The arbiter”:	Mr. Ronen Barel, C.P.A., of Kost, Fohrer and Gabbai, and if he is unable or unwilling for any reason to be an arbiter he will be replaced in his absence by Mr. Hagit Niv of Kost Fohrer and Gabbai.

“The conditions precedent”:	The conditions precedent as stated in Clause 11 of this Agreement.

“The nominee company”:	The Bank Leumi le-Israel Nominee Company Ltd.

“The Companies Law”:	The Companies Law, 5759-1999.

“The Securities Law”:	The Securities Law, 5728-1968.

“Business day”:
Mondays to Thursdays in each week provided they are not a Jewish holiday, festival, hol hamoed, festival eve and/or public holiday or a day on which no business is conducted in the normal course for any reason at banks in Israel.

“The Company’s warrants”:
As at the date of signing of the Agreement, 451,107 Warrants (Series 2), of which 151,107 were issued by the Company pursuant to a prospectus dated May 30, 2005, and 300,000 Warrants (Series 2) were issued by the Company to the Company’s employees by way of a private placement. The terms and conditions of the warrants that were issued pursuant to the prospectus and the terms and conditions of the warrants that were issued to the Company’s employees are identical. The Warrants (Series 2) are exercisable for shares of the Company up to May 31, 2009 in consideration for a sum of NIS 7.78, linked to the index in respect of the month of April 2005.

“The warrants sold”:
77,302 warrants of the Company which are exercisable for 77,302 shares of the Company which as at the date of signing of this Agreement represent approximately 0.78% of the Company’s capital on the basis of a full dilution.

“The closing date”:
Up to five (5) business days after the date on which all the conditions precedent are fulfilled, provided that the closing date shall not be later than 90 days from the date of signing of the Agreement, or any other date that may be agreed between the parties. However it is clarified that the Purchaser, in its sole discretion and at its election, may demand that the closing date shall under no circumstances be before the elapse of 50 days from the date of signing of this Agreement and the Seller undertakes to accept the Purchaser’s demand in this connection provided that the specific date will be coordinated in advance with the Seller.

“The Company’s shares”:	Ordinary shares of NIS 1 par value each in the issued and paid-up share capital of the Company.

“The shares sold”:
A quantity of ordinary shares of NIS 1 par value each of the Company which together with the warrants sold (on the assumption that they will be exercised) will at the date of closing represent 51.5% of the Company’s capital on the basis of a full dilution. For the sake of illustration, on the date of signing of the Agreement 4,976,658 ordinary shares of NIS 1 par value each of the Company which together with the warrants sold (77,302) constitute 51.5% of the Company’s capital on a the basis of a full dilution at the date of signing.

“Purchase price” or “the consideration”:	An amount of NIS 97,000,000 (ninety-seven million) in respect of the control in the Company which is being transferred by way of purchasing all the Shares Sold and all the Warrants Sold.

“Increment to consideration”:	An amount of NIS 3,000,000 (three million), which will be paid subject to the fulfillment of the conditions set forth in Clause 6.2 below of this Agreement.

“Officer”:	As this term is defined in the Securities Law and including the secretary of the Company.

“Securities”:	As this term is defined in the Securities Law.

“The Seller’s securities”:
3,742,922 ordinary shares of NIS 1 par value each of the Company, which as at the date of signing of this Agreement represent approximately 47.37% of the existing capital of the Company and 38.14% of the Company’s capital on the basis of a full dilution (on the date of signature) and 77,302 warrants of the Company which are exercisable for 77,302 shares of the Company which as at the date of signing of this Agreement constitute approximately 0.78% of the Company’s capital on the basis of a full dilution.

“The other shareholders”:	Strauss Investments Ltd., Michael Strauss and Raya Strauss Ben-Dor, Itzhak Mayo.

“The shares of the other shareholders”:
1,389,813 ordinary shares of NIS par value each of the Company, which as at the date of signing of this Agreement represent approximately 17.59% of the existing capital of the Company and 14.16 [%] of the Company’s capital on the basis of a dilution.

“Free and clear”:
With respect to securities – free and clear of any pledge, charge, attachment, debt, lien or any third party right and including same being free of any blockage arrangement and/or restriction in regard to transferability or marketability.

“The Companies Ordinance”:	The Companies Ordinance [New Version], 5743-1983

“Third party”:	Any person or body corporate who is not a party to this Agreement.

“The interim period”:	The period from the date of signing of this Agreement and up to the date of closing or up to the date of expiration of this Agreement, whichever is the earlier.

“Payment”:	Any payment that requires to be made in accordance with this Agreement shall be paid up to the end of the relevant business day.

3.	Objects of the Agreement

The objects of the Agreement are to stipulate and entrench the legal relationship between the parties in connection with the transaction for the sale of the Shares Sold as well as of the Warrants Sold.

4.	Declarations and undertakings of the Seller

The Seller hereby declares and undertakes to the Purchaser that:

4.1
The Company is a public company, which was duly incorporated on July 30, 1972 as a private company in accordance with the Companies Ordinance, and commencing from November 1999 all the Company’s securities are traded on the Stock Exchange. A copy of the updated memorandum and articles of association of the Company are attached to this Agreement as Appendices B(1) and B(2), respectively.

4.2
As at the date of the signing of this Agreement the authorized capital of the Company is NIS 20,000,000, divided into 20,000,000 ordinary shares of NIS 1 par value each, and the issued and paid-up capital of the Company as at the date of signing of this Agreement is NIS 7,900,908 divided into 7,900,908 ordinary shares of NIS 1 par value each. The entire issued capital of the Company has been fully paid out.

4.3
In 2005 the Company issued NIS 32,000,000 par value debentures (Series A) which are convertible into shares of the Company, as well as 1,175,000 warrants (Series 2) which are exercisable for shares of the Company.

4.4
As at the date of the signing of this Agreement there are NIS 14,205,760 par value debentures (Series A) of the Company (which have not yet been repaid) that are convertible into 1,461,497.9 shares of the Company.

4.5	As at the date of signing of this Agreement there are 451,107 warrants of the Company (that have not yet been exercised) which are exercisable for 451,107 shares of the Company.

4.6
All the Company’ securities[1], including the shares sold and the warrants sold are duly listed for trading and are traded on the Stock Exchange and there is no restriction and/or prohibition and/or bar according to the provisions of any law, regulations of the Stock Exchange and its directives to the sale and transfer of the Shares Sold and the Warrants Sold to the Purchaser, or to the Purchaser of any additional securities in the Company, and the Sellers are not aware of any intention and/or grounds for expunging the Company’s securities from trading on the Stock Exchange and/or preventing continued trading in the Company’s securities.

4.7
The Company has properly regulated accounting – and it keeps books as required according to any law. The financial statements are drawn according to accepted accounting principles and standards, which are applied consistently, on the basis of all the accounting statements and the accounting standards that are in force and in accordance with the Securities Regulations, and same fully, correctly and properly reflect the condition of the Company, including the state of its liabilities, assets and rights as at the date on which they were drawn.

[1]	Except 300,000 warrants (Series 2) which were issued to employees of the Company in the scope of a private placement report dated August 30, 2005, which are registered warrants.

4.8
To the best of its knowledge, the full provisions in relation to liabilities in respect of the Company’s employees and/or service providers have been made in accordance with and pursuant to accepted accounting principles and standards, which are consistently applied, on the basis of all the accounting statements and the accounting standards which are in force and in accordance with the Securities Regulations, and there are no liabilities in connection with the Company’s employees which do not receive full expression in the financial statements, apart from liabilities of the Mayo family as defined above. For the avoidance of doubt it is clarified that if the Purchaser is of the opinion that provisions should be made in respect of the obligations of payments to Itzhak Mayo, to Israel Mayo (before Avraham) and Israel Mayo (Ben Itzhak) in connection with the undertaking for non competition upon termination of the employer-employee relationships in accordance with Clause 11.2 of an agreement with Itzhak Mayo and Clause 16.3 of the employment agreements of Israel Mayo (Ben Avraham) and Israel Mayo (Ben Itzhak), then without derogating from the remaining provisions of this Agreement, the matters aforesaid will not constitute a breach of the representations stated in this clause.

4.9
To the best of its knowledge, the full tax and the other payments that have been demanded from the Company by the tax authorities up to the date of this Agreement or which the Company is liable for according to returns and reports it has lodged, have been paid in full, except for payments in respect of the 2006 tax year. The returns and reports that have been lodged by the Company with the various tax authorities were lodged on due date and are, to the best of its knowledge, true and accurate.

4.10
The last annual return that was lodged by the Company with the income tax authorities relates to the 2005 tax year. Final tax assessments have been issued to the Company in respect of income tax up to and including the year 2001.

4.11
Commencing from March 31, 2007, and except as stated in Appendix C, the Company acted in all its activities in accordance with and in the course of its ordinary business and to the best of its knowledge, except as stated in Appendix C, according to any law and/or agreement which applies to it, and there has not been:

4.11.1	A material change in its assets, liabilities, condition (financial or otherwise) or in its businesses as compared with what is reflected in the financial statements;

4.11.2
Any damage or loss, whether or not covered by insurance, which have a materially adverse effect on the assets, the property, the condition (financial or otherwise), on the business results or on its prospects or businesses;

4.11.3	Any waiver by the Company of a valuable right or of a material debt which is owed to the Company;

4.11.4
Any attachment, charge or claim, or a waiver of payment that is due to the Company, except those that were made in the ordinary course of business and which do not, separately or cumulatively, adversely affect the assets, property, condition (financial or otherwise), the business results or the businesses of the Company;

4.11.5	Any change or amendment to a material agreement or arrangement under which the Company or any asset or other property thereof is bound or to which same are subject;

4.11.6	Any material change in any payment arrangement or agreement with any employee or officer;

4.11.7	Any loans the Company has given to its directors, employees, officers or consultants;

4.11.8	Any sale, transfer or lease (except in the ordinary course of business), pledge or charge of any asset of the Company;

4.11.9
Any event or circumstances that are likely to have a materially adverse effect on the assets, the property, the condition (financial or otherwise), of the Company, or on the business results, the prospects or the businesses of the Company.

4.12
Simultaneous with the signing of this Agreement it entered into a binding agreement with the other shareholders for the purchase of the shares of the other shareholders, and the other shareholders have undertaken directly to the Purchaser to sell and transfer the shares of the other shareholders to the Seller in a manner whereby on the date of closing the Seller will be the owner of the Shares Sold and the Seller would be able to fulfill its obligations to the Purchaser, including with regard to the sale of control in the Company to the Purchaser (confirmation by the shareholders is attached to this Agreement as Appendix D);

4.13
The Seller is the owner of the Seller’s securities and up to the date of closing and the completion thereof it will be the owner of the Shares Sold and the Warrants Sold, which will on the date of closing constitute at least 51.5% of the Company’s capital on the basis of a full dilution. It is clarified that the number of Shares Sold and the Warrants Sold includes the quantity of the Seller’s securities.

4.14
The Seller’s securities are free and clear and will be in such condition as on the date of closing, apart from a charge of Excellence Nessuah Stock Exchange Services Ltd. (hereinafter: “Excellence”). An approval from Excellence to release the charge is attached to this Agreement as Appendix E. The Seller undertakes that at the date of closing the Shares Sold as also the warrants will be free and clear. The Seller has no obligation to sell and/or to transfer the Shares Sold and/or the Warrants Sold, in whole or in part, to any third party, and the Seller has not granted and will not grant a right to purchase the Shares Sold and/or the Warrants Sold, in whole or in part, to any third party, and no third party has a right of first refusal in connection with the purchase of the Shares Sold and/or of the Warrants Sold, in whole or in part, apart from a right of first offer, a tag-along right and a tag-along obligation which the Seller granted in accordance with the shareholder’s agreement, as described below. As at the date of signing of this Agreement the Seller is not conducting any negotiations in regard to the sale and/or transfer of the Seller’s securities, in whole or in part, to any third party.

Included in this, the Seller declares and undertakes that as at the date of closing, the Agreement entered into between Keren and Adi Properties Ltd., Eitan Eldar, Roy Gil and Itzhak Mayo (hereinafter: “Mayo”) on April 18, 2005, as amended on September 18, 2005, which is attached as Appendix F (“the Shareholders Agreement”) will lapse and become duly null and void, and therefore the Shares Sold and the Warrants Sold will not be subject to a right of first offer, a tag-along right and a tag-along obligation which were granted in the Shareholders Agreement to Mayo.

4.15
The Company has delivered to all the authorities, including the Securities Authority and the Stock Exchange, all the financial statements, the periodic reports, the immediate reports and any other report and/or information it was obliged to deliver to these authorities in accordance with any law, and did so on the date on which it was obliged to do so, and the information contained in each of the aforesaid reports that were delivered by the Company was correct and full at the date on which it was delivered.

4.16
Subject to the fulfillment of all the conditions precedent, there is no restriction and/or prohibition and/or bar according to the documents of incorporation of the Seller and/or pursuant to the provisions of an agreement or any law in regard to its entering into the framework of the provisions of this Agreement and in regard to the performance of its obligations pursuant to the provisions hereof, and that its entering into the framework of the provisions of this Agreement and performance of its obligations pursuant to the provisions hereof have been duly approved by all its competent organs and same do not constitute and will not constitute a breach of an undertaking, prohibition or any restriction on the Seller and/or its shareholders and/or its officers.

4.17
To the best of its knowledge, the Company’s activities are in accordance with the provisions of any law which applies to it, and the Company complies with the provisions of any law which applies to it, including taking cognizance of the fact of it being a public company, including the Securities Law and being the regulations thereunder and it complies with all the instructions of the Tel Aviv Stock Exchange, except as described in Appendix C, and apart from breaches which do not have a material effect on the Company’s activities. In this regard it is agreed that a breach which constitutes a contravention of a statute shall be deemed to be a breach which does have a material effect on the Company’s activities.

4.18
Except as described in Appendix C, there is no shortfall in any license and/or permit and/or approval that are required by the Company for purposes of its lawful activities which could have a materially adverse effect on the Company’s activities. In this regard the Seller declares that the Company has an approval from the Fire Brigade Authorities for the Company’s warehouse in Ramle and that the Company has applied orally to the Ramle Municipality with a request to receive a business license for the warehouse as it has been told verbally that in accordance with the provisions of the law there is no necessity for a business license for the warehouse.

4.19
The Company has rights of lease in respect of the land as described in Appendix G to this Agreement (hereinafter: “the Lease Agreements”). Apart from the Lease Agreements mentioned above, the Company does not have rights of any nature in land. The Lease Agreements are in force. No warning has been received about a breach of the agreements on the part of the Company and the Company is not aware of any reason or ground for the cancellation of the Lease Agreements by any of the parties thereto, except as described in Appendix C.

4.20
A list of all the material agreements and arrangements to which the Company is a party is attached to this Agreement as Appendix H. Apart from the agreements mentioned in Appendix H, the Company and/or the Seller is not a party to an agreement, correspondence, arrangement or understanding, verbal or in writing, of whatsoever nature the effect of which on the business of the Company is material or is likely to have such effect thereon, and all the agreements described as aforesaid are, as at the date of signing of the agreement, in full force. The Company and/or the Seller have not breached any of them and to the best of the Seller’s knowledge there are no grounds for the cancellation or termination thereof.

4.21
All the agreements and/or arrangements of whatsoever nature to which the Company or subsidiaries are a party and which are likely to be affected as a result of the change of control in the Company in accordance with this Agreement, or which necessitate the consent of any third party to a change in control in the Company according to this Agreement are: (a) Those that are particularized in Clause 11.1.3 and 11.1.4 below; (b) Some of the Lease Agreements require the consent of the lessor to transfer of control; (c) The business license in Ramle which will lapse on the date of transfer of control to the Seller; (d) The Company’s holdings in Domo, which on the date of transfer of control in the Company to the Blue Square Group or to any interested party therein or to the Supersol Group or any interested party therein, the obligation will mature of Tiv Taam to purchase the Company’s holdings in Domo.

4.22
The intellectual property rights of any sort that are owned by the Company, including patents, designs, trademarks and copyrights, whether registered or in the process of registration, are set forth in the schedule attached to this Agreement as Appendix I.

To the best of the Seller’s knowledge and except as stated in the printout from the Register of Companies in respect of the Company, the Company is the owner of the full rights in all the Company’s assets and these assets are free and clear of any charge and/or attachment and/or any third party right, and there are no allegations by any third party in regard to the Company’s rights as aforesaid and the force and validity thereof. To the best of the Seller’s knowledge, there is no impediment to the continued existence and operations of the Company’s material assets after the date of closing. The Seller declares that if is claimed by any of the state authorities in regard to the obligations secured by charge No. 5 which appears in the printout from the Registrar of Companies in respect of the Company, the Company has been given indemnity in respect thereof by Koor Industries Ltd. and Koor Chemicals Ltd. For the avoidance of doubt it is clarified that the inability to expunge charge No. 5 which appears in the Registrar of Companies printout will not constitute a non-fulfillment of the Seller’s undertaking and/or non-cooperation as referred to in the last part of Clause 6.4 below.

4.23	The Company’s assets and its liabilities are covered by insurances which, to the best of the Seller’s knowledge, are, in the circumstances of the matter, full and adequate.

4.24
There are no legal proceedings or claims of any sort which are pending against the Company, no judgments have been given against it which have not been executed and no attachments have been imposed on its assets, and the Sellers are not aware of any specific cause of action for the institution of a claim against the Company and/or to involve the Company in legal proceedings, except as described in Appendix J and to the best of the Seller’s knowledge no letters of demand have been received at the Company, except as stated in Appendix J.

Likewise, the Company is not a party to any arbitration proceedings, and as at the date of signing of this Agreement no legal proceedings are pending that were taken by the Company or claims that were instituted by it, except as described in Appendix J. For purposes of this sub-clause “legal proceedings” – includes civil proceedings, criminal proceedings, private complaints, administrative proceedings, arbitrations and quassi-judicial proceedings of any sort. To the best of its knowledge, no investigations and other examinations are being conducted against the Company or the Seller and/or the officers of the Company, by competent authorities which pertain to the affairs of the Company, and no proceedings are pending against the Seller which could affect the Company’s business.

4.25
To the best of its knowledge, the officers of the Company and the corporations controlled by the officers, have no allegations and/or demands and/or claims of any sort against the Company, directly or indirectly. The Company is not indebted to the Seller, to the officers therein, or to corporations controlled by them, for any amounts, save and except in accordance with the employment agreements and the counseling agreements which are mentioned in Appendix H.

4.26
All the agreements, whether verbal or in writing, between the Company and any of its shareholders or a corporation controlled by any of its shareholders, or the directors of the Company, or the officers of the Company, are as described in Appendix H to this Agreement. It is clarified for the avoidance of doubt that the agreements mentioned in Appendix H above, include all the payments which are payable by the Company to any of its shareholders in respect of services of any sort that are provided to the Company by such shareholder. Apart from the matters stated above, there are no additional agreements or additional understandings, verbal or in writing, between the Company and any of its shareholders. The Seller declares that as at the date of the signing of this Agreement, it has received everything due to it from the Company as at the date of signing of the Agreement and it has no monetary or other allegation or claim in connection with the providing of services to the Company in excess of the payments that are due to it according to the counseling agreement attached hereto in Appendix H to this Agreement, up to the date of closing.

4.27
A list of all the franchise agreements to which the Company is a party as at the date of signing of this Agreement, whether verbal or in writing, is attached to this Agreement as Appendix K. Apart from the aforesaid contracts and agreements, the Company is not a party to an agreement or understanding, verbal or in writing, in connection with the grant or receipt of a franchise, of whatsoever nature. The Seller is not aware of any breach, or anticipated breach of any of the franchisee agreements or on any impediment and/or difficulty of any of the franchisees to comply with their obligations to the Company which could lead to a termination of the contractual arrangement with the franchisee or to a substantial financial loss for the Company.

4.28
All the representations set forth above in Clauses 4.7, 4.8, 4.9, 4.15, 4.17, 4.18, 4.24, 4.25 and 4.26 also apply to the Company’s subsidiary companies, in all respects, mutatis mutandis. Without derogating from the foregoing, the list of the Company’s subsidiaries and the Seller’s declarations in regard to them are as set forth in Appendix K1.

4.29A	To the best of the Seller's knowledge and examination, all the representations pursuant to this Agreement are correct, full and accurate and there is no misleading particular in them.

4.29B	There is no material information in the possession of the Seller and/or the Company which the Seller and/or the Company have failed to devolve to the Purchaser.

4.30	Prior to the date of the shareholder’s agreement (i.e., April 18, 2005) the Seller held more than 45% of the voting rights in the Company.

4.31	The shareholders agreement was ratified and duly reported.

4.32	The shareholders agreement is in full force commencing from the date of its signature and will continue to be in force up to the date of closing.

4.33
It and Itzhak Mayo (hereinafter – “Mayo”) are the holders (as the term holding is defined in the Securities Law) jointly of shares in the Company, and that at the date of signing of this Agreement and up to the date of closing the Seller, either jointly with Mayo (and/or his relatives – this term is defined in the Companies Law and/or his nephew) or itself, (by virtue of acquisition of Mayo’s shares) will uninterruptedly hold more than 45% of the voting rights in the Company and will not fall below this percentage. It is clarified that if a transfer is made of Mayo’s holdings to his relative and/or to his nephew, such transfer will be subject to the agreement of the transferee that the provisions of the shareholders agreement will apply to him and he will be deemed to be a party to the shareholders agreement.

All the declarations and undertakings set forth in this Clause 4, except those mentioned in sub-clauses 4.2, 4.4 and 4.5, which are likely to change solely by virtue of changes which arise (if same arise) from the conversion of the Company’s convertible debentures (if same are converted) and/or from the exercise (there is an exercise) of the Company’s warrants (which will be updated at the date of the closing), will also be correct as at the date of closing.

5.	Declarations and undertakings by the Purchaser

The Purchaser hereby declares and undertakes to the Seller that:

5.1
It has the financial ability and monetary means which enable it to abide by all its obligations pursuant to the provisions of this Agreement and that its obligations pursuant to the provisions of this Agreement will remain in full force without any reference to any change in the Purchaser’s commercial condition.

5.2
It is aware that Sheshet Chain of Stores for Household Utensils Ltd. (a subsidiary of the Purchaser) is at the date of signing of this Agreement a material customer of the Company, and that the company Sheshet Chain of Stores for Household Utensils Ltd. has been engaged in the field of household utensils for some 7 years.

5.3	The Purchaser is aware that the Seller is entering into this Agreement with it in reliance on the Purchaser’s representations, declarations and obligations as set forth in this Agreement.

5.4
Subject to the fulfillment of all the conditions precedent, there is no restriction and/or prohibition and/or impediment according to the Purchaser’s corporation documents and/or according to the provisions of an Agreement or any law with regard to its contracting in the scope of the provisions of this Agreement and with respect to performing its obligations pursuant to the provisions hereof.

5.5
The Purchaser’s obligations under this Agreement do not constitute and will not constitute a breach of an undertaking, prohibition or any restriction on the Purchaser and/or the shareholders and/or its officers.

5.6
14 days from the signing of this Agreement, the Purchaser’s entering into the Agreement and performing its obligations pursuant hereto will be brought for due approval by its competent organs and this Agreement is subject to such approval.

5.7
Subject to obtaining the approvals as mentioned in Clause 5.6 above, this Agreement will constitute a binding and valid legal undertaking of the Purchaser, and will be enforceable against it in accordance with the terms and conditions hereof.

5.8	All the declarations and undertakings set forth in this Clause 5 will also be correct as at the date of closing.

6. The sale transaction and the consideration

6.1
On the date of closing and subject to fulfillment of all the conditions precedent, the Seller undertakes to sell and transfer to the Purchaser, and the Purchaser undertakes to purchase and to accept transfer from the Seller of all the Shares Sold and all the Warrants Sold, including any right and/or benefit connected with the Shares Sold and with the Warrants Sold, where same are free and clear, which will be against payment of the consideration.

6.2
If it should become apparent according to the Company’s consolidated and audited financial statements for the year 2007 that in the period commencing from July 1, 2007 until December 31, 2007, the Company’s gross profit exceeded a sum of NIS 27,000,000 (hereinafter – “the Total Gross Profit”), the Purchaser will pay the Seller an increment to the consideration within 30 days from publication of the Company’s consolidated and audited financial statements for the year 2007. If it should become apparent according to the aforesaid statements that the gross profit for the aforesaid period (commencing from July 1, 2007 until December 31, 2007) did not exceed the Total Gross Profit, the Purchaser will not be entitled to receive the increment to the consideration and/or any other increment. It is agreed that in the event of a war during the aforesaid period, the arbiter will neutralize the effect of the war and will rule on what would have been the Total Gross Profit had it not been for the war.

6.3	For the avoidance of doubt it is clarified that the amount of the consideration and/or the increment to the consideration are not linked to the index and/or to any other linkage mechanism.

6.4
The parties will act in good faith and in cooperation in order to agree on a precise mechanism for the encumbrance of the Shares Sold and/or the Warrants Sold against payment of the consideration, in the course of taking cognizance of the demands of the financial institution on behalf of the Purchaser in the event that same are demanded. Notwithstanding the foregoing, the obtaining of financial funding will not have the effect of releasing the Purchaser from its obligations to purchase the Shares Sold and the Warrants Sold and/or have the effect of postponing the date of closing (beyond what is stipulated in the definition of the date of closing), unless receipt of the finance was delayed and/or prevented by virtue of the non-fulfillment of the Seller’s obligations under this Agreement and/or its refusal to cooperate with the demands of the financial institution.

7. Dividends and other distributions

The Seller undertakes in its capacity as controlling shareholder in the Company that the Company will not distribute dividends or make any other distribution during the course of the interim period, save and except the distribution of the dividend of May 10, 2007, and the amount of the distribution in accordance with the approval of distribution dated July 19, 2007, as described in Appendix C to this Agreement, which will be declared not later than within 15 days from the signing of this Agreement. It is clarified that the making of the distribution in accordance with the approval for the distribution as aforesaid will not lead to a reduction in the amount of the consideration.

For the avoidance of doubt it is clarified that nothing in the foregoing shall derogate from the Seller’s undertaking to sell the Shares Sold to the Purchaser on the date of closing, which will constitute 51.5% of the Company’s capital on the basis of a full dilution.

8.	Due diligence

The parties hereby confirm that the Purchaser has not yet performed a due diligence accounting examination (including a tax examination) of the Company and of all the Company’s subsidiaries (hereinafter – “the Due Diligence Examination”) and it is agreed that the Purchaser will complete the performance of the Due Diligence Examination as aforesaid within 30 days from the date of signing of this Agreement. The Seller undertakes to cooperate with the Purchaser in all matters connected with performing the Due Diligence Examination, and to furnish the Purchaser and its professional consultants with any document or information which may be requested from it for purposes of performing the Due Diligence Examination, but subject to the provisions of any law and to the obligation for confidentiality as set forth in Clause 30 below.

9.	Adjustments in respect of non-conformity in the financial statements

9.1
In the event that the Purchaser should find in the Due Diligence Examination a non-material non-conformity, the amount of the consideration will be reduced to an extent equivalent to a multiplication of the difference between the equity capital reflected by the financial statements and the equity capital found in the Due Diligence Examination, multiplied by the percentage which the Shares Sold constitute of the Company’s issued and paid up capital on a full dilution.

9.2
If the Purchaser finds a material non-conformity in the course of performing the Due Diligence Examination, each party will be entitled to demand that this Agreement be annulled and voided and in such case neither party will obtain any right or cause of action by virtue thereof. If the parties elect to perform the Agreement, the amount of the consideration will be reduced to an extent equivalent to a multiplication of the difference between the equity capital reflected by the financial statements and the equity capital which is found in the Due Diligence Examination multiplied by the percentage which the Shares Sold constitute of the Company’s issued and paid up capital on a full dilution.

9.3
If the parties fail to agree on the amount of the material non-conformity or the non-conformity which is not material, and/or for purposes of determining whether there was a deviation between the equity capital reflected by the financial statements and the actual situation and/or whether there is an exposure to tax as stated in the definition of a material non-conformity or a non-conformity which is not material, the arbiter will determine whether there has been a material non-conformity or a non-conformity which is not material, and he shall fix the amount and the extent of the non-conformity.

10.	The Sellers’ obligations during the Interim Period

The Seller hereby undertakes that during the Interim Period and until the Date of Closing:

10.1	It will not exercise the Warrants Sold.

10.2
In its capacity as a holder of securities of the Seller it will act in order that the Company be managed and conducted in the ordinary course of business according to law and in keeping with the Company’s policy prior to the signing of this Agreement, that no material resolutions will be passed in the Company which have the effect of materially altering the state of affairs of the Company as compared with the conditions on the date of signing of this Agreement (including and without derogating from the generality of the foregoing, extending an agreement of sublease), that it will not perform any act which is not in the ordinary course of the Company’s business, including and inter alia and without derogating from the generality of the foregoing, a distribution of dividends, bonus shares or other rights, apart from completing the operations as described in Appendix C, provided that the best interests of the Company will not be adversely affected by virtue of this undertaking (but in relation to this last qualification, without this derogating from the obligations of the Seller and from the rights of the Purchaser pursuant to this Agreement).

10.3	In its capacity as a shareholder they [sic] will take steps in order that the Company will not materially alter its cadre of employees or the terms of their employment.

10.4
The Company will not pay any payments (a) to their shareholders or to interested parties therein (except in accordance with the provisions of the existing agreements with them at the date of signing of this Agreement) and (b) to the officers (except according to the provisions of the existing agreements with them at the date of signing of this Agreement).

10.5
In its capacity as a shareholder it will act in order that no change will take place in the structure of the Company’s capital (apart from an allotment of shares as a result of a conversion of the convertible debentures or as a result of the exercise of warrants and except pursuant to the approval for distribution dated July 19, 2007 as described in Appendix C to this Agreement), unless this is required by virtue of the provisions of a law.

10.6
It will continue to pass on to the Purchaser all the information, the data, the documents and the material particulars required by the Purchaser in order to verify that between the date of signing of this Agreement and the Date of Closing there have been no materially adverse changes and the activities of the Company or in its financial and/or business condition and/or in the Seller’s rights in and to the Shares Sold and/or in and to the Warrants Sold.

10.7
It will not conduct negotiations with any third party for executing a transaction which conflicts with the transaction which is the subject of this Agreement and will not enter into any contractual arrangement which has the effect of preventing consummation of the transaction which is the subject of this Agreement.

10.8
It will take steps in order to obtain the consents of third parties which are required for the transfer of control in the Company, including consents of lessors to the extent necessary. It is clarified that the failure to obtain consents from lessors shall not be deemed to be a breach of this Agreement, except the failure to obtain the consent of the lessor Shmei Bar (F.R.) 1993 Ltd. and Nesher Israel Cement Works Ltd. pursuant to an agreement dated September 20, 2000 and the addendums thereto, which will constitute a material breach.

10A
The parties undertake to file merger notices for purposes of the obtaining the approval of the Commissioner to the transaction that is the subject of this Agreement by not later than August 16, 2007, provided that the conditions precedent specified in Clause 11.1.7 is fulfilled, and without this constituting an extension of the time prescribed in that clause.

11.	Conditions precedent

11.1	The validity of this Agreement is contingent upon the fulfillment of all the conditions precedent set forth in this Clause 11, as follows:

11.1.1	No material non-conformity (as defined above) will be discovered in the due diligence examination which the Purchaser will conduct.

11.1.2
Obtaining of all the regulatory approvals, which will not be contingent upon conditions or exceptions. If the Commissioner’s approval is made subject to conditions, the parties will act in order to fulfill the conditions, provided that compliance with such conditions shall not adversely affect or alter the businesses of any of the parties and/or of their obligations to third parties. For these purposes the Purchaser’s side will also be deemed to include the group to which the Purchaser belongs or any of the bodies corporate included in that group. If the transaction is approved by the Commissioner subject to qualifications, which do not have the effect of materially altering this transaction or of adversely affecting or altering the businesses of any of the parties and/or of their obligations to third parties, the parties will perform this Agreement subject to such conditions or qualifications. If the approval is made subject to conditions which in the opinion of the Purchaser are onerous on the parties or on the Company, then and in such event the parties will do their best to achieve the cancellation of such onerous conditions, which shall be done by not later than the deferred date for fulfillment of the conditions precedent. If the parties do not succeed in canceling the onerous conditions by not later than the deferred date for fulfillment of the conditions precedent, then and in such event, this Agreement shall be treated as null and void and none of the parties will derive any right or cause of action on the strength of this Agreement.

11.1.3	Written approval has been received from Bank Otzar Hahayal Ltd. and the Israel Discount Bank Ltd. for the transfer of control in the Company.

11.1.4	Written approval has been obtained from Excellence for removal of the charge from the Shares Sold and from the Warrants Sold which are owned by Assets.

11.1.5
Obtaining consent of the Lessor Shmei Bar (F.R.) 1993 Ltd. and Nesher Israel Cement Works Ltd. pursuant to an agreement dated September 20, 2000 together with the addendums thereto, for the transfer of control in the Company in accordance with this Agreement.

11.1.6
No adverse material change has occurred in the business of the Company and/or in its assets and/or in its activities (hereinafter: “Adverse Material Change”) of the existence of which the Purchaser, after the matter has been brought to its attention by the Seller, has not pardoned.

11.1.7
Obtaining due approval of the Purchaser’s competent organs to its entering into this Agreement and performing its obligations in accordance with the provisions hereof, at the latest within 14 days from the date of signing of this Agreement.

11.2
The parties will act diligently and industriously in order to obtain the approvals set forth in sub-clauses 11.1.1 – 11.1.6 above within sixty (60) days from the date of signing of this Agreement (hereinafter: “the Date for Fulfillment of the Conditions Precedent”).

11.3
Notwithstanding the contents of Clause 11.1.7 above, if confirmation in writing is not delivered to the Seller stating that approval has been obtained from the Purchaser’s competent organs to its entering into this Agreement and performing its obligations pursuant to the provisions hereof within 14 days from the date of the signing of this Agreement, then the Agreement will be cancelled and no party will have any complaint and/or demand against the other.

11.4
If notwithstanding the efforts of the parties all the conditions precedent are not fulfilled up to the Date for Fulfillment of the Conditions Precedent, then and in that event the Date for Fulfillment of the Conditions Precedent will be postponed for an additional period of thirty (30) days (“the Deferred Date for the Fulfillment of the Conditions Precedent ”).

11.5
If notwithstanding the efforts of the parties all the conditions precedent are not fulfilled up to and not later than the Deferred Date for the Fulfillment of the Conditions Precedent, then and in such event, this Agreement shall be treated as null and void and none of the parties will obtain any right or cause of action on the strength of this Agreement. Notwithstanding the foregoing, in the case of a conflict between the Deferred Date for the Fulfillment of the Conditions Precedent and the Date of Closing, and vice versa, this Agreement will lapse on the later of the aforesaid dates.

12.	Actions by the parties on the Date of Closing

12.1
On the Date of Closing at 10:00 a.m. the parties will meet at the office of attorneys Confino, Luchtenstein & Co., at Azrieli Center, 38th floor of the Circular Tower, and will at one and the same time act to perform all the following operations:

12.1.1	All the approvals referred to in Clause 11 above will be exhibited to the parties.

12.1.2	A calculation shall be made of the Shares Sold in order to verify that they represent 51.5% of the Company’s capital on the basis of a full dilution.

12.1.3
The shareholders agreement as mentioned in Clause 4.14 above will be cancelled and a confirmation of the parties to the shareholders agreement to the effect that the shareholders agreement has been cancelled shall be exhibited.

12.1.4	A non-competition undertaking of Itzhak Mayo in the text of Appendix M to this Agreement shall be delivered.

12.1.5
The Seller shall cause a situation that the Shares Sold will be transferred from the Seller’s securities account to the Purchaser’s securities account the details of which it will furnish to the Seller not later than three (3) days before the Date of Closing.

12.1.6
The Purchaser shall pay the Seller the amount of the Consideration by way of a bank check or a bank transfer (confirmed) to the Seller’s bank account, the details of which the Seller will furnish to the Purchaser not later than three (3) days before the Date of Closing.

12.1.7	The Seller shall deliver to the Purchaser and the Purchaser shall deliver to the Seller resolutions of its competent bodies.

12.1.8
The Seller shall furnish a written approval regarding cancellation of the management agreement between it and the Company dated January 1, 2005, commencing from the Date of Closing, which contains confirmation in regard to there being no claims and demands in connection with the aforesaid agreement.

12.1.9
All the directors, apart from the external directors, shall resign from their office as members of the board of directors of the Company and shall confirm in writing that they do not have and will not have claims or allegations of any sort against the Company, and directors who will be proposed by the Purchaser will be appointed in their stead to the Company’s board of directors.

12.1.10
The Seller shall deliver to the Purchaser a document in the text of Appendix L pursuant to which the Seller will confirm and declare that to the best of its knowledge no adverse material changes have taken place in the Company and/or in its businesses and/or in its activities and/or in its financial condition and/or in its assets in the period from the date of signing of this Agreement and up to the Date of Closing, and that all the Seller’s representations are correct as at the Date of Closing as if given at that date.

12.1.11
All the relevant notices and reports which the parties and the Company are obliged to file in accordance with the provisions of any law will be submitted. The text of the notices will be coordinated in advance by the parties.

12.2
All the acts that will be performed on the Date of Closing will be deemed to have been performed simultaneously. No separate act will be deemed to have been perfected, and no single document will be deemed to have been delivered, until all the acts at that time have been completed and all the documents delivered.

13.	Indemnity obligation

13.1
The Seller undertakes to indemnify the Purchaser and/or the Company and to hold them harmless in respect of any damage and/or loss and/or shortage and/or deficit and/or expenses that may be incurred by the Purchaser and/or the Company, as the case may be, with this being after the obtaining of an absolute judgment on which there is no appeal (hereinafter: “Damage”) (where the identity of the indemnified party will be according to the Purchaser’s decision in writing) in respect of one or more of the following events:

General breach of representations

13.1.1	Any breach and/or inaccuracy in any of the representations and/or the declarations of the Seller.

Breach of financial statements representations

13.1.2
In every case in which it transpires, but not later than the end of 33 months from the Date of Closing and subject to Clause 13.5 below, that the financial statements and/or the financial statements of the Company’s subsidiaries (hereinafter: “the Expanded Financial Statements”) are incorrect and/or are inaccurate and/or are incomplete according to the law and in accordance with the accounting principles which applied / apply at the time they were drawn up, and excluding adjustments that will be made in the Expanded Financial Statements for purposes of their being drawn up in accordance with international accounting standards (IFRS), and including in an event in which monetary debts and/or monetary payments have been imposed on the Company which originate and/or the cause of action for which preceded the Date of Closing and in respect of which full provision was not made in the Expanded Financial Statements or there was no separate express disclosure thereof in this Agreement or in the appendices hereto. The principle for indemnity in accordance with this sub-clause shall be restoration of the Company (on a consolidated basis) and/or the Purchaser to the position in which they would have been had the Expanded Financial Statements been correct and complete.

13.1.3
If the parties do not agree on the amount of the deviation, and for purposes of determining whether a conflict exists between the Expanded Financial Statements and the actual situation and the extent thereof, the arbiter shall decide whether there is a non-conformity as between the Expanded Financial Statements and the Expanded Financial Statements that there ought to have been, and if there was such non-conformity, the monetary extent thereof and the financial significance of each non-conformity shall be calculated separately, and the cumulative amounts of the deviation shall be referred to above and below as “Amount of the Deviation”.

General

13.2
The amounts of the indemnity that will be paid to the Purchaser and/or to the Company in respect of Damage and/or loss and/or shortage and/or deficit and/or an expense incurred by the Purchaser and/or the Company, shall be paid according to the Purchaser’s pro rata percentage holdings of the issued and paid-up share capital of the Company at the Date of Closing. In addition, if as a result of any grounds for indemnity as set forth above, the Purchaser is obliged to compensate and/or indemnify third parties to whom the Purchaser has transferred shares in the Company, the Sellers shall, severally and not jointly, indemnify the Purchaser in addition in the full amount of the indemnity to the third parties.

13.3
The Seller declares and undertakes that under all circumstances it will not be entitled to any right of recourse against the Company with any claim and/or allegation in respect of the indemnity required from it in accordance with the provisions of this Clause 13.

13.4
It is agreed that in the event that any of the amounts of indemnity for which the Seller is liable pursuant to this Agreement is covered and/or actually paid by an insurance company and/or any third party, the Seller will not be required to pay those portions which are actually paid by an insurance company and/or any third party, provided that the Seller has not conferred on the insurance company and/or the third party a right of subrogation or of recourse to the purchasing party and/or the Company. The amount of the indemnity as stated in this Agreement is an additional layer to the insurance cover. It is agreed, that prior to an approach being made to the Seller pursuant to this Agreement, the Seller and/or the Company will apply to the insurance company for purposes of their damage being made good, but it shall be sufficient for the Seller’s claim being rejected by the insurance company in order to enable the Seller [sic – the Purchaser] to demand indemnity from the Seller without the necessity for conducting legal proceedings against the insurance company.

13.5	It is agreed that if the cumulative damage does not exceed NIS 500,000, the Purchaser will not be entitled to any payment in accordance with this clause.

13.6
It is hereby clarified that the validity of the Seller’s representations above will be in force for a period of 33 months only from the Date of Closing. After the elapse of this period, this clause will not apply to such representations, and the Purchaser will derive no right to indemnity in respect thereof. Notwithstanding the foregoing, the validity of the Seller’s representations in Clauses 4.1, 4.6, 4.12, 4.13, 4.16, 4.25, 4.29B, 4.30, 4.31, 4.32 and 4.33 all the Seller’s remaining representations will be in force according to any law.

13.7
Notwithstanding anything stated in this Clause 13, it is clarified that the amounts of indemnity that will be paid to the Purchaser (if and to the extent that same are paid) by the Seller, shall under no circumstances exceed the amount of the Consideration.

14.	Insurance arrangements and indemnity

14.1
Commencing from the Date of Closing, the Purchaser in its capacity as the holder of control in the Company and subject to the provisions of any law, shall cause a situation that during a period of up to the end of seven (7) years from the Date of Closing, the officers as defined in the Companies Law who have served in the Company at any time during the 7 years which preceded the Date of Closing (“Officers who have Retired”) will be insured in the scope of the officers liability insurance in respect of claims that are instituted for the first time against any of them during the insurance period (“claims made”) in connection with acts performed by them in the scope of their function as officers during a period of seven years preceding the Date of Closing in a valid policy for insurance of liability of officers (“the Insurance Policy”), or in a run-off insurance policy, at the election of the Company, the extent of the cover pursuant to which shall not be less than the extent of the insurance cover in the policy for insurance of liability of officers that exists at the date of signing of this Agreement or to an extent of cover which is not less than the extent of the insurance cover which will be effected in respect of the liability of officers who serve in the Company after the Date of Closing – at the election of the Company (provided that the limits of liability in the insurance that will be effected shall not be less than 5,000,000 US dollars), including cover for a retroactive period of seven (7) years previous. At the Seller’s request copies of the Insurance Policies will be delivered to it.

For the avoidance of doubt it is hereby clarified that the Purchaser is entitled to effect such insurance together with officers liability insurance that is effected by it in respect of the liability of its officers and/or of other companies under its control and/or of the Purchaser’s parent company and/or of officers of the Company subsequent to the Date of Closing. Likewise, it is hereby clarified that the insurance that will be effected as aforesaid will not apply to claims that are instituted by virtue of circumstances in which a notice was given pursuant to any previous officers liability insurance or by virtue of circumstances that are likely to serve as grounds for a claim and were known at the Date of Closing.

14.2
Commencing from the Date of Closing, the Purchaser, in its capacity as holder of control in the Company and subject to the provisions of any law, undertakes to cause a situation that the deeds of indemnity that have been given by the Company to Officers who have Retired, will not be altered and will not be cancelled and that the Company will act in accordance with the provisions of the deeds of indemnity, to the extent that same relate to events that occurred prior to the Date of Closing.

14.3	The status of the provisions of this Clause 14 shall have the status of the creation of a right in favor of a third party, namely: the Officers who have Retired.

15.	Agreed compensation

It is agreed between the parties that without derogating from any remedy available to any of the parties according to any law, a material breach of this Agreement which has not been cured after prior written notice of 30 days from the aggrieved party to the defaulting party, will entitle the aggrieved party to agreed pre-estimated liquidated damages in a sum of NIS 6,000,000 (hereinafter: “the Agreed Damages”). The Agreed Damages have been fixed by the parties after examination and consideration of the damage likely to be caused to them as a consequence of a breach of the Agreement and/or non-consummation of this Agreement as a result of a breach hereof as aforesaid.

16.	General undertaking to perform acts and to sign documents

The parties undertake to perform all the acts and to sign all the documents, the approvals, the forms and the declarations, to whatever extent may be required, and which will be conducive for purposes of implementing the provisions of this Agreement. Without derogating from the generality of the foregoing, the parties undertake to comply with all the reporting obligations required by the Stock Exchange, the Securities Authority and the Registrar of Companies, to the extent that same are connected with the implementation of this Agreement.

17.	Taxes

17.1	Any tax or other levy, if and to the extent that same applies by virtue of the provisions of any law on a seller of securities, shall be borne by the Seller.

17.2	Any tax or other levy, if and to the extent that same applies by virtue of the provisions of any law on a buyer of securities, shall be borne by the Purchaser.

18.	Good faith

The parties undertake to act reciprocally and in good faith in the proper, just and effective implementation of this Agreement.

19.	Headings to clauses

The headings to clauses, including the text thereof, have been devised and inserted solely for the sake of convenience. The headings will not serve as any evidence and the text thereof, the content and location thereof shall not bind either of the parties and/or have the effect of constituting evidence and/or grounds and/or support for the interpretation of the Agreement as may be argued by any of the parties.

20.	Drafts and deletions

20.1
Drafts, charts, presentations, declarations and other documents that have been exchanged between the parties prior to signing of this Agreement shall be deemed never to have been made and shall not serve in any manner or form as evidence or support for interpretation and/or for a claim.

20.2
If there are deletions in any of the provisions of this Agreement alongside which the parties have signed, the words that are the subject of the deletions shall be deemed never to have been written and it shall not be possible in any circumstances, conditions and situation, to rely on the words that are the subject of the deletions, including for purposes of interpreting this Agreement.

21.	Non-waiver of rights

No conduct of any of the parties will be deemed to be a waiver of any of such party’s rights under this Agreement and/or according to any law, or as a waiver or acquiescence on its part to any breach or non-fulfillment of any of the terms and conditions of this Agreement by the other party, or as providing a postponement or extension or as an alteration, cancellation or addition of any term and condition, unless made expressly and in writing.

22.	Alteration and amendment of the Agreement

No alteration, amendment and/or addition to this Agreement will be of any validity and shall be deemed not to have been made unless drawn up in writing and signed only by all the parties together. Verbal agreement in regard to cancellation of the provisions of this clause will be of no validity unless drawn up in writing and duly signed by the parties.

23.	The arbiter

The arbiter shall serve as an expert on behalf of the parties and not as an arbitrator, and his decision shall be binding on the parties without any right of appeal or objection. Should the arbiter as defined in this Agreement be prevented from serving as arbiter for any reason, then until such time as it has been mutually agreed on the identity of an alternative arbiter, the provisions of this Agreement in connection with the arbiter shall lapse and expire and the general law shall apply.

24.	Mediation

24.1
Any disputes that may arise between the parties in connection with the interpretation, implementation, performance, validity, voidness, enforcement of this Agreement and anything arising from this Agreement which has not been referred for the decision of the arbiter, and prior to the parties referring to traditional tribunals, the parties will take steps to achieve a resolution of the disputes that may arise between them through the mediator.

24.2
The parties undertake to cooperate with the mediator, to act in the ordinary course and in good faith and to do everything in their power to achieve an agreed resolution of the disputes through the mediator.

24.3
If the parties do not succeed in reaching an agreed resolution of the disputes through the mediator, the parties will be entitled to refer to the competent court as mentioned in Clause 25 below, which will have sole and exclusive jurisdiction to adjudicate and decide on the lawsuit.

24.4
It is clarified that referral by the parties to mediation and/or the fact of one of the parties applying to the court (in the event that the mediation process is unsuccessful as aforesaid) does not release the parties from performance of their obligations in accordance with this Agreement.

25.	Jurisdiction

Subject to the contents of Clause 24 of this Agreement in regard to mediation, jurisdiction on all matters pertaining to this Agreement and/or arising from this Agreement is conferred on the competent courts of Tel Aviv and on those courts only and not on other courts.

26.	Deductions of tax at source

Every payment that may be made pursuant to the provisions of this Agreement shall be paid subject to deductions of tax at source or against presentation of an exemption from deductions of tax at source.

27.	Entire agreement

This Agreement and the appendices hereto contains, embodies and incorporates all the terms and conditions that are agreed between the parties. Any promises, written or verbal agreements, undertakings or representations in connection with this Agreement that were given or made by the parties prior to the signing of this Agreement, and which have not received detailed expression herein, do not have the effect of adding to the obligations and the rights of the parties as stipulated in this Agreement or as arising herefrom, derogating herefrom or altering this Agreement.

28.	Intertwined stipulations

The obligations of the parties pursuant to the provisions of this Agreement and the appendices hereto are in the nature of being reciprocal stipulations within the meaning thereof according to any law.

29.	Prohibition on transfer of rights and obligations

The rights and obligations of the parties pursuant to the provisions of this Agreement are not assignable or transferable, except in accordance with the provisions hereof.

30.	Confidentiality

30.1
The Purchaser undertakes, in the period until the Date of Closing, that it, its employees and anyone acting on its behalf, will not at any time make any use of any know-how or information of whatsoever nature, including professional and/or trade secrets, which are connected with the Company, except for the benefit of the Company.

30.2
The parties undertake to keep absolutely confidential all the conditions, stipulations, agreements, restrictions, rights and obligations contained in this Agreement, provided that each party will be entitled to disclose same to its consultants and advisors. Notwithstanding the contents of this clause, the parties will be entitled to pass on and/or to disclose any know-how or information if they require same for purposes of instituting legal proceedings and/or if they are called upon to do so in accordance with the provisions of any law and in particular in accordance with the provisions of the Securities Law and/or if they are called upon to do so by a competent authority according to law, including the Securities Authority and/or the Stock Exchange, all in relation to information or particulars required according to the provisions of the law and/or which are demanded from the party concerned by such authority, and to the extent to which it has been called upon to furnish or disclose same.

30.3
Each of the parties undertakes that if the contractual arrangement covered by this Contract is cancelled, then it, its employees and representatives will maintain absolute secrecy and will refrain from divulging and/or exhibiting and/or transferring in any manner, directly or indirectly, whether themselves or through others, including anyone acting on their behalf, any professional, trade or other information, which is not part of the public domain and/or has not passed into the public domain, in connection with the activities of the other party and/or any information about the other party, and will not make any use of the aforesaid information in any way whatever, unless disclosure of the information is demanded by virtue of the provisions of any law or according to a demand of a competent authority. In addition, all the documents, the correspondence and any information of any sort that has been transferred between the parties within the scope of this contractual arrangement, shall be returned by each party to the other within 7 days from cancellation of the contractual arrangement for any reason.

31.	Non-competition

31.1
The Seller undertakes that commencing from the Date of Closing and until the elapse of a period of two years from that date, it will not compete, directly or indirectly, with the activities of the Company and/or with any of its businesses and/or with any of its activities as same apply at the date of signing of this Agreement.

31.2
Without derogating from the contents of Clause 31.1 above, the Seller undertakes that commencing from the Date of Closing and until the elapse of three years from that date, it will not contract, directly or indirectly, with Passabache and/or Vidro Ecologico for the supply of their products in Israel and that it will deliver to the Purchaser an identical undertaking on the Date of Closing (with respect to Clause 31.2 only) as against the Company from Mr. Itzhak Mayo which will be attached to this Agreement as Appendix M.

32.	Notices

Any notice that may be sent by one party to the other shall be deemed to have reached the addressee party after four (4) days from the time of its posting by registered mail. Nothing in the foregoing shall derogate from the right of the party to deliver a notice to the other party in any other way, including, without limitation, via facsimile, by telex, through a messenger, and so forth.

33.	Addresses and changes

The addresses of the parties for purposes of this Agreement are as set forth at the head of the Agreement. Each party will be entitled to change its address provided that it furnishes its alternative address by way of notice by registered letter of four (4) days in advance.

In witness whereof the parties have hereunto signed
at the place and on the date mentioned at the head hereof:

The Seller:	( - ) ( - )	The Purchaser:	( - ) Kfar Hasha'ashuim Central Warehouse Ltd.
	Eldar Gil & Mahoney Assets Ltd.		Kfar Hasha'ashuim Central Warehouse Ltd.

ADDENDUM TO AGREEMENT DATED AUGUST 2, 2007

MADE AND ENTERED INTO AT TEL AVIV ON THE 25TH DAY OF SEPTEMBER 2007

BETWEEN:

ELDAR GIL & MAHONEY ASSETS LTD.

A company duly registered in Israel.
Pvte. Co. 51-3209932
of 7 Menachem Begin Street, Ramat Gan
(hereinafter: “Eldar Assets” or “the Seller”)

AND

KFAR HASHA'AHUIM CENTRAL WAREHOUSE LTD.

A company duly registered in Israel
Pvte. Co. 51-188490-0
of Kibbutz Nir Eliyahu, D.N. Sharon Tikun
(hereinafter: “the Purchaser”)

WHEREAS
on August 2, 2007, the Seller and the Purchaser (hereinafter collectively: “the Parties”) signed an agreement pursuant to which the Seller would sell to the Purchaser control in the company Naaman Porcelain Ltd., Publ. Co. 520044389 (hereinafter: “Naaman” and “the Basic Agreement”) and

WHEREAS	the condition precedents for implementation of the Basic Agreement which are set forth in this Addendum have been fulfilled as at the date of signing of this Addendum; and

WHEREAS	the Purchaser has completed the performance of the due diligence examination (as this term is defined in the Basic Agreement); and

WHEREAS
in accordance with the foregoing and subject to fulfillment of all the conditions precedent and the provisions set forth in this Addendum, there is no bar or impediment to the consummation of the sale transaction and fixing the date of closing; and

WHEREAS
the parties wish to specify the conditions precedent and the actions which remain to be performed at the date of closing and to add a number of provisions to the existing provisions in the Basic Agreement, as more fully described below in this Addendum (hereinafter: “the Addendum”);

Now therefore it is agreed, declared and stipulated by the parties as follows:

1.	Preamble

	1.1	The terms appearing in this Addendum will have the same meaning ascribed to them in the Basic Agreement.

1.2
The provisions of the Basic Agreement will continue to apply to the parties and to the binding on them strictly according to the letter thereof, except to the extent that same have been expressly altered in this Addendum and to the extent so altered.

2.	Due Diligence Examination

2.1
The Purchaser declares that it has completed the carrying out of the due diligence examination and it did not discover any material non-conformity, but according to its contention it did discover a non-conformity which is not material, and the Purchaser waives the rights conferred on it under Clause 9.1 of the Basic Agreement in connection with the aforesaid non-conformity which is not material.

2.2
Since as stated in Clause 2.1 no material non-conformity was found and the Purchaser waives its rights in accordance with Clause 9.1 of the Basic Agreement in relation to the non-conformity which is not material that was found by it according to its contention, in the due diligence examination, the parties absolutely and irrevocably waive their rights as set forth in Clause 9 of the Basic Agreement.

3.	Additional interest - purchase of additional securities

3.1
In addition to payment of the consideration, the Purchaser undertakes to pay interest at a rate equivalent to the rate of interest in the finance agreement between the Purchaser and an entity which provides it with finance for purposes of payment of the consideration (“the Finance Agreement”) in respect of the amount of the consideration (NIS 97,000,000), for the period from the date of signing of this Addendum and up to the date of closing (hereinafter: “Addition of Interest”). Notwithstanding the foregoing, it is agreed that if it is stipulated in the Finance Agreement that the finance will be linked to an index and the index goes down in the period from the date of signing of this Addendum and up to the date of closing, the Addition of Interest will not be effected thereby - in other words, the Addition of Interest will be linked to the index only if the index rises.

3.2
In addition and subject to the Purchaser’s notice that will be given not later than 3 days before the date of closing, the Purchaser is given an option to purchase from the Seller an additional quantity of 123,646 ordinary shares of NIS 1 par value and 14,046 warrants (Series 2) (hereinafter: “the Additional Securities”) in consideration for payment of a sum of NIS 2,753,840 (hereinafter: “the Option Consideration”), all within the time and on the conditions set forth in this Addendum (hereinbefore and hereinafter: “the Option”).

4.	The sale transaction and consideration

4.1
On the date of closing the Seller undertakes to sell and transfer to the Purchaser and the Purchaser undertakes to purchase the quantity of the Shares Sold, including any right and/or benefit connected with the quantity of the Shares Sold, where same are free and clear, with this being against payment of the consideration and the Addition of Interest.

4.2
If the Purchaser exercises the option, then on the date of closing the Seller undertakes to sell and transfer to the Purchaser, and the Purchaser undertakes to purchase the quantity of the Shares Sold and the Additional Securities, including any right and/or benefit connected with the quantity of the Shares Sold and the Additional Securities, where same are free and clear, against payment of the consideration, the Option Consideration and the Addition of Interest.

5.	Fulfillment of conditions precedent

5.1
The conditions precedent for implementation of the Basic Agreement as set forth below have been fulfilled at the date of signing of this Addendum, and are attached as appendices to this Addendum in accordance with the following details:

	5.1.1	As stated in Clause 2 above, no material non-conformity was discovered in the due diligence examination carried out by the Purchaser.

	5.1.2	The Purchaser declares that due approval has been obtained from the competent organs of the Purchaser for its entering into the Basic Agreement.

	5.1.3	Approval from the Commissioner which is contingent upon the sale of all Naaman’s holdings in Domo Ltd. (“Domo”) is attached as Appendix A1.

	5.1.4	Written approval of Bank Otsar Hahayal Ltd. to the transfer of control in Naaman, is attached as Appendix A2.

5.1.5
Written approval of Excellence to the removal of the charge over the Shares Sold and over the Warrants Sold which are owned by the Seller, is attached as Appendix A3. In regard to this approval and implementation of the matters stated therein the parties will also act as stipulated in Clause 6.4 of the Basic Agreement.

5.1.6
Consent of the lessor Shmei Bar (F.R.) 1993 Ltd. and Nesher Israel Cement Works Ltd. in accordance with an agreement dated September 20, 2000, and the addendums thereto, to the transfer of control in Naaman, is attached as Appendix A4.

	5.1.7	A letter of consent regarding cancellation of the shareholders agreement mentioned in Clause 4.14 of the Basic Agreement, is attached as Appendix A5.

	5.1.8	An undertaking for non-competition from Yitzhak Mayo valid from the date of closing, is attached as Appendix A6.

	5.1.9	Confirmation regarding cancellation of the management agreement between the Seller and Naaman, in force from the date of closing, is attached as Appendix A7.

	5.1.10	A resolution of the board of directors of the Seller is attached as Appendix A8.

6.	The conditions precedent required to be fulfilled up to the date of closing and actions by the parties at the date of closing

The conditions precedent, the actions and the obligations which remain to be performed at the date of closing are as follows:

	6.1	The Seller shall exhibit to the Purchaser written confirmation from Naaman evidencing the sale of all its holdings in Domo as required under the Commissioner’s approval.

6.2
The Seller shall exhibit to the Purchaser confirmation from the Seller’s attorneys that “Naaman” as defined in the Commissioner’s approval has complied with the conditions set forth in the Commissioner’s approval.

6.3
The Purchaser shall exhibit to the Seller written confirmation that commencing from the date of closing, in its capacity as controlling shareholder in “Naaman”, it will comply with the conditions set forth in the Commissioner’s approval.

	6.4	A calculation shall be made of the Shares Sold as specified in Clause 12.1.2 of the Basic Agreement.

6.5
An approval shall be furnished from Israel Discount Bank Ltd. (“Discount”) for transfer of control in Naaman, within the framework of which there will be no restriction in connection with the Shares Sold, including in restriction on pledging of Shares Sold and consent will be given to the pledging thereof to another entity, except in the event that at the date of closing Naaman does not have accounts at Discount and the deeds of undertaking of Naaman and the Seller to Bank Discount will not be in force accordingly at the date of closing.

6.6
The Purchaser shall pay the Seller the consideration, the Addition of Interest and if it exercises the Option then the Option Consideration will be payable, as stated in Clause 3 and 4 above. The payments will be effected by way of a deposit to account 44309 of the Seller which is conducted at Excellence Nessuah Stock Exchange Services Ltd.

6.7
The Seller will cause a situation that the quantity of the Shares Sold and the Additional Securities (to the extent that the Purchaser exercises the Option as aforesaid) will be transferred from the Seller’s securities account to the securities account of the Purchaser, the details of which the Purchaser will notify the Seller by not later than October 28, 2007.

6.8
All the directors, apart from the external directors, shall resign from their office as members of the board of directors of Naaman and will confirm in writing that they do not have and will not have claims or allegations against the Company, and in their place the directors who will be proposed by the Purchaser will be appointed to the board of directors of Naaman (hereinafter: “the Proposed Directors”). Without derogating from the foregoing, and in addition, the Purchaser undertakes that after performing of the closing, it will act in its capacity as controlling shareholder in the Company so that the agenda of the general meeting (as this term is defined in the Companies Law, 5759-1999) which will be called for the first time after the date of closing, will include the appointment of the Proposed Directors.

6.9	The Seller will deliver to the Purchaser a document in the text of Appendix L to the Basic Agreement (no adverse changes in Naaman).

6.10	All the relevant notices and reports which apply to the parties will be given by way of prior co-ordination.

7.             Date of closing

In accordance with Clause 2 of the Basic Agreement, it is agreed by the parties that the date of closing will fall on October 31, 2007 or on such earlier date of which the Purchaser shall give notice.

In witness whereof the parties have hereunto signed
at the place and on the date written above.

(-)	(-)

__________________________________	_____________________
Eldar Gil & Mahoney Assets Ltd.	Kfar Hasha'ashuim Central
Warehouse Ltd.